Exhibit 99.1

Contacts:	Brent Anderson, VP Investor Relations
(972) 580-6360 (office)
investors@meritagehomes.com

Meritage Homes reports second quarter 2018 diluted EPS of $1.31, up 34% over prior year; 13% increase in pre-tax earnings with 9% growth in home closing revenue and 60 bps increase in home closing gross margin;
Strong demand for entry-level homes represented 44% of total orders

SCOTTSDALE, Ariz., July 25, 2018 - Meritage Homes Corporation (NYSE: MTH), a leading U.S. homebuilder, reported its second quarter results for the period ended June 30, 2018.

Summary Operating Results (unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended June 30,			Six Months Ended June 30,
	2018	2017	% Chg	2018	2017	% Chg
Homes closed (units)	2,139	1,906	12%	3,864	3,487	11%
Home closing revenue	$872,383	$797,780	9%	$1,600,915	$1,458,397	10%
Average sales price - closings	$408	$419	(3)%	$414	$418	(1)%
Home orders (units)	2,250	2,153	5%	4,608	4,288	7%
Home order value	$917,996	$878,718	4%	$1,880,792	$1,771,421	6%
Average sales price - orders	$408	$408	—%	$408	$413	(1)%
Ending backlog (units)				3,619	3,428	6%
Ending backlog value				$1,528,756	$1,448,782	6%
Average sales price - backlog				$422	$423	—%
Earnings before income taxes	$71,185	$63,205	13%	$120,069	$99,974	20%
Net earnings	$53,838	$41,580	29%	$97,712	$65,152	50%
Diluted EPS	$1.31	$0.98	34%	$2.37	$1.54	54%

MANAGEMENT COMMENTS
“We continued to experience generally healthy demand in our markets, especially for our entry-level LiVE.NOW.® homes, and our second quarter performance reflects the results of our strategy to address that demand, as well as the successful execution of our strategic initiatives to improve profitability,” said Steven J. Hilton, chairman and chief executive officer of Meritage Homes. “Our overall orders pace was 6% higher in the second quarter than it was in 2017 and is up 8% in the first half of the year. It’s evident that our LiVE.NOW. homes are driving the increases in orders pace, as they made up 44% of our orders this quarter compared to just 35% in last year’s second quarter.
“Our home closing gross margin for the quarter was 60 bps higher than last year’s second quarter, and we are particularly pleased with the improvements in our East region,” Mr. Hilton added. “This was our fifth consecutive quarter of year-over-year gains in home closing gross margin, despite significant increases in materials and labor costs over the last year.”
He continued, “We delivered a 13% increase in pre-tax earnings and our diluted earnings per share for the quarter was up 34% over last year, as the reduction in corporate tax rates for 2018 and our 2017 retirement of convertible notes are also positively impacting our diluted EPS this year.
"We expect continued healthy demand for entry-level homes and are maintaining our projections for full year 2018 home closings and total home closing revenue to grow to approximately 8,450-8,850 and $3.5-3.65 billion, respectively. Considering the improvement in our second quarter home closing gross margin, we are adjusting our expectation for the full year to 18-18.5%, tempered by potential further increases in materials costs due to recently proposed tariffs. Based on our strong second quarter earnings and improved overhead leverage for the year, we are increasing our projection for pre-tax earnings to $295-315 million for the year.'
Mr. Hilton added, “We expect to use part of our free cash flow over the next several quarters to repurchase up to $100 million of Meritage Homes stock under a new share repurchase program authorized by our board, replacing our prior program adopted in 2006. We may begin repurchasing shares as early as this quarter, depending on market and other conditions.”

SECOND QUARTER RESULTS

•
Net earnings of $53.8 million ($1.31 per diluted share) for the second quarter of 2018, increased 29% and 34%, respectively, compared to $41.6 million ($0.98 per diluted share) for the second quarter of 2017. Earnings before income taxes were up 13% year-over-year, primarily due to increases in home closing revenue and home closing gross margin.

•
Home closing revenue increased 9% with a 12% increase in closing volume, partially offset by a 3% decrease in average sales price compared to the second quarter of 2017, as demand has shifted more toward entry-level homes. The increases in closings and revenue were led by the East region (Florida, Georgia, North and South Carolina, and Tennessee), which delivered a 30% increase in home closing revenue with 35% more home closings at an average sales price 4% lower than the second quarter of 2017. The Central region (Texas) delivered home closings and revenue growth of 21% and 15%, respectively, with a 5% decrease in average price. West region home closing revenue (California, Colorado and Arizona) was 5% less than last year’s second quarter, as a 9% decline in closing volume reflected 8% fewer communities open on average during the second quarter in 2018 than 2017, but was partially offset by a 4% increase in average price due to additional closings from higher-priced communities in California.

•	Home closing gross margin increased 60 bps to 18.3% for the second quarter of 2018, compared to 17.7% in the second quarter of 2017, primarily due to improved margins in the East region.

•
Selling, general and administrative expenses were 10.9% of second quarter 2018 home closing revenue, compared to 2017’s second quarter SG&A of 10.6% of home closing revenue. Approximately 15 bps of the year-over-year increase was due to the recognition of compensation expense in the second quarter of 2018 for certain performance-based equity awards. No comparable expense was incurred in 2017.

•
Interest expense declined $1.6 million for the second quarter of 2018 compared to 2017. The reduction was due to a greater percentage of interest capitalized to qualified assets under development, despite a $2.1 million increase in total interest incurred from the issuances of new senior notes in June 2017 and March 2018. The net proceeds of those higher-rate issuances were primarily used to retire maturing notes and repay outstanding borrowings under the Company’s revolving credit facility.

•	Second quarter effective tax rate was approximately 24% in 2018, compared to 34% in 2017, reflecting lower corporate income tax rates enacted for 2018.

•
Total orders for the second quarter of 2018 increased 5% year-over-year, driven by a 6% increase in orders pace (orders per average active community), partially offset by a 1% year-over-year decline in average active community count. Order growth in the East and Central regions offset a decline in the West region, with a significant 14% year-over-year increase in average orders pace for the East region.

YEAR TO DATE RESULTS

•
Net earnings were $97.7 million for the first half of 2018, a 50% increase over $65.2 million for the first half of 2017, primarily driven by a 10% increase in home closing revenue and a 70-bps improvement in home closing gross margin, as well as a lower effective tax rate for the first half of 2018 compared to 2017.

•	Home closings for the first half of the year increased 11% over 2017 and average prices on closings decreased 1% from the previous year.

•
Home closing gross profit increased 14% to $283.8 million in the first half of 2018 compared to $248.2 million in the first half of 2017, as home closing gross margin increased to 17.7% in the first half of 2018 from 17.0% in the first half of 2017.

•	Other income increased by $4.1 million in 2018 primarily due to a $4.8 million favorable legal settlement in the first quarter related to a previous joint venture in Nevada.

•
The effective tax rate for the first half of 2018 was 19%, compared to 35% for the first half of 2017, due to the lower statutory corporate tax rate in 2018, as well as $6.3 million of energy tax credits recorded in the first quarter of 2018 for homes closed in 2017 that qualified for the credits. These energy tax credits were extended by Congress in 2018 for 2017 only, and are expected to reduce the full year 2018 effective tax rate by about 200 basis points.

BALANCE SHEET

•
Cash and cash equivalents at June 30, 2018, totaled $169.4 million, compared to $170.7 million at December 31, 2017. Real estate assets increased to $2.87 billion at June 30, 2018, compared to $2.73 billion at December 31, 2017. Approximately $191.2 million of the increase related to homes under construction or completed, partially offset by a $52.5 million decrease in finished home sites and land under development.

•
Under the Company's newly authorized $100 million share repurchase program, repurchases of the Company’s shares may be made in the open market, in privately negotiated transactions, or otherwise. The timing and amount of repurchases, if any, will be determined by the Company’s management at its discretion and be based on a variety of factors such as the market price of the Company’s common stock, corporate and contractual requirements, prevailing market and economic conditions and legal requirements. The share repurchase program may be modified, suspended or discontinued at any time. The Company intends to retire any shares repurchased.

•
Meritage ended the second quarter of 2018 with approximately 33,700 total lots owned or under control, compared to approximately 33,500 total lots at June 30, 2017. Approximately 85% of the nearly 2,600 lots added during the second quarter were in communities planned for entry-level product.

•
Debt-to-capital ratios were 43.8% at June 30, 2018 and 44.9% at December 31, 2017, with net debt-to-capital ratios of 40.4% and 41.4%, respectively, remaining well within management’s target range for this key ratio.

•
The Company expanded capacity available under its unsecured revolving credit facility to $780 million during the second quarter of 2018 and extended the maturity date to July 2022, ending the quarter with no borrowings outstanding under the credit facility.

CONFERENCE CALL
Management will host a conference call to discuss the results at 8:00 a.m. Arizona Time (11:00 a.m. Eastern Time) on Thursday, July 26.
The call will be webcast with an accompanying slideshow available on the "Investor Relations" page of the Company's web site at http://investors.meritagehomes.com. Telephone participants may avoid any delays by pre-registering for the call using the following link to receive a special dial-in number and PIN.
Conference Call registration link: http://dpregister.com/10121676
Telephone participants who are unable to pre-register may dial in to 866-226-4948 on the day of the call. International dial-in number is 1-412-902-4125 or 1-855-669-9657 for Canada.
A replay of the call will be available beginning at approximately 1:00 p.m. ET on July 26 and extending through August 9, 2018, on the website noted above or by dialing 877-344-7529, 1-412-317-0088 for international or 1-855-669-9658 for Canada, and referencing conference number 10121676.

Meritage Homes Corporation and Subsidiaries
Consolidated Income Statements
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Homebuilding:
Home closing revenue	$872,383	$797,780	$1,600,915	$1,458,397
Land closing revenue	5,112	4,198	19,144	16,353
Total closing revenue	877,495	801,978	1,620,059	1,474,750
Cost of home closings	(712,868)	(656,870)	(1,317,070)	(1,210,219)
Cost of land closings	(5,799)	(4,198)	(21,041)	(13,858)
Total cost of closings	(718,667)	(661,068)	(1,338,111)	(1,224,077)
Home closing gross profit	159,515	140,910	283,845	248,178
Land closing gross (loss)/profit	(687)	—	(1,897)	2,495
Total closing gross profit	158,828	140,910	281,948	250,673
Financial Services:
Revenue	3,870	3,649	6,918	6,593
Expense	(1,693)	(1,551)	(3,177)	(2,930)
Earnings from financial services unconsolidated entities and other, net	3,474	3,459	6,130	6,184
Financial services profit	5,651	5,557	9,871	9,847
Commissions and other sales costs	(60,823)	(54,701)	(113,575)	(103,021)
General and administrative expenses	(34,205)	(29,591)	(65,098)	(59,213)
(Loss)/earnings from other unconsolidated entities, net	(156)	570	(202)	943
Interest expense	(44)	(1,620)	(180)	(2,445)
Other income, net	1,934	2,080	7,305	3,190
Earnings before income taxes	71,185	63,205	120,069	99,974
Provision for income taxes	(17,347)	(21,625)	(22,357)	(34,822)
Net earnings	$53,838	$41,580	$97,712	$65,152

Earnings per share:
Basic
Earnings per share	$1.32	$1.03	$2.41	$1.62
Weighted average shares outstanding	40,647	40,317	40,568	40,248
Diluted
Earnings per share	$1.31	$0.98	$2.37	$1.54
Weighted average shares outstanding	41,164	42,781	41,193	42,836

Meritage Homes Corporation and Subsidiaries
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	June 30, 2018	December 31, 2017
Assets:
Cash and cash equivalents	$169,426	$170,746
Other receivables	78,395	79,317
Real estate (1)	2,870,047	2,731,380
Real estate not owned	38,864	38,864
Deposits on real estate under option or contract	48,880	59,945
Investments in unconsolidated entities	16,639	17,068
Property and equipment, net	52,122	33,631
Deferred tax asset	36,294	35,162
Prepaids, other assets and goodwill	84,227	85,145
Total assets	$3,394,894	$3,251,258
Liabilities:
Accounts payable	$154,819	$140,516
Accrued liabilities	173,770	181,076
Home sale deposits	37,130	34,059
Liabilities related to real estate not owned	34,978	34,978
Loans payable and other borrowings	16,552	17,354
Senior notes, net	1,294,705	1,266,450
Total liabilities	1,711,954	1,674,433
Stockholders' Equity:
Preferred stock	—	—
Common stock	406	403
Additional paid-in capital	593,561	584,578
Retained earnings	1,088,973	991,844
Total stockholders’ equity	1,682,940	1,576,825
Total liabilities and stockholders’ equity	$3,394,894	$3,251,258
(1) Real estate – Allocated costs:
Homes under contract under construction	$715,373	$566,474
Unsold homes, completed and under construction	562,435	516,577
Model homes	138,441	142,026
Finished home sites and home sites under development	1,453,798	1,506,303
Total real estate	$2,870,047	$2,731,380

Supplemental Information and Non-GAAP Financial Disclosures (Dollars in thousands – unaudited):

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Depreciation and amortization	$6,742	$4,202	$12,608	$7,872

Summary of Capitalized Interest:
Capitalized interest, beginning of period	$81,828	$70,885	$78,564	$68,196
Interest incurred	21,374	19,280	42,243	37,175
Interest expensed	(44)	(1,620)	(180)	(2,445)
Interest amortized to cost of home and land closings	(18,715)	(16,218)	(36,184)	(30,599)
Capitalized interest, end of period	$84,443	$72,327	$84,443	$72,327

	June 30, 2018	December 31, 2017
Notes payable and other borrowings	$1,311,257	$1,283,804
Stockholders' equity	1,682,940	1,576,825
Total capital	2,994,197	2,860,629
Debt-to-capital	43.8%	44.9%
Notes payable and other borrowings	$1,311,257	$1,283,804
Less: cash and cash equivalents	$(169,426)	$(170,746)
Net debt	1,141,831	1,113,058
Stockholders’ equity	1,682,940	1,576,825
Total net capital	$2,824,771	$2,689,883
Net debt-to-capital	40.4%	41.4%

Meritage Homes Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2018	2017
Cash flows from operating activities:
Net earnings	$97,712	$65,152
Adjustments to reconcile net earnings to net cash used in operating activities:
Depreciation and amortization	12,608	7,872
Stock-based compensation	8,976	5,785
Equity in earnings from unconsolidated entities	(5,978)	(7,127)
Distribution of earnings from unconsolidated entities	6,834	6,712
Other	2,407	10
Changes in assets and liabilities:
Increase in real estate	(155,809)	(211,384)
Decrease in deposits on real estate under option or contract	11,093	9,308
Decrease/(increase) in other receivables, prepaids and other assets	1,634	(9,428)
Increase/(decrease) in accounts payable and accrued liabilities	6,997	(5,497)
Increase in home sale deposits	3,071	7,849
Net cash used in operating activities	(10,455)	(130,748)
Cash flows from investing activities:
Investments in unconsolidated entities	(417)	(408)
Distributions of capital from unconsolidated entities	—	1,250
Purchases of property and equipment	(15,726)	(8,322)
Proceeds from sales of property and equipment	92	86
Maturities/sales of investments and securities	1,065	1,258
Payments to purchase investments and securities	(1,065)	(1,258)
Net cash used in investing activities	(16,051)	(7,394)
Cash flows from financing activities:
Repayment of Credit Facility, net	—	(15,000)
Repayment of loans payable and other borrowings	(2,499)	(5,725)
Repayment of senior notes and senior convertible notes	(175,000)	(52,098)
Proceeds from issuance of senior notes	206,000	300,000
Payment of debt issuance costs	(3,315)	(3,998)
Net cash provided by financing activities	25,186	223,179
Net (decrease)/increase in cash and cash equivalents	(1,320)	85,037
Beginning cash and cash equivalents	170,746	131,702
Ending cash and cash equivalents	$169,426	$216,739

Meritage Homes Corporation and Subsidiaries
Operating Data
(Dollars in thousands)
(Unaudited)

	Three Months Ended June 30,
	2018		2017
	Homes	Value	Homes	Value
Homes Closed:
Arizona	366	$118,272	419	$141,015
California	206	142,019	231	140,270
Colorado	162	89,421	154	88,289
West Region	734	349,712	804	369,574
Texas	741	259,344	610	225,679
Central Region	741	259,344	610	225,679
Florida	252	110,467	187	82,448
Georgia	104	34,835	73	25,366
North Carolina	195	77,075	132	59,560
South Carolina	76	26,885	70	23,866
Tennessee	37	14,065	30	11,287
East Region	664	263,327	492	202,527
Total	2,139	$872,383	1,906	$797,780
Homes Ordered:
Arizona	416	$135,717	397	$129,870
California	190	131,699	274	162,597
Colorado	166	89,818	133	76,978
West Region	772	357,234	804	369,445
Texas	766	277,556	714	254,642
Central Region	766	277,556	714	254,642
Florida	320	136,534	283	120,951
Georgia	109	41,964	99	32,865
North Carolina	143	54,704	143	61,375
South Carolina	88	30,652	66	22,840
Tennessee	52	19,352	44	16,600
East Region	712	283,206	635	254,631
Total	2,250	$917,996	2,153	$878,718

	Six Months Ended June 30,
	2018		2017
	Homes	Value	Homes	Value
Homes Closed:
Arizona	641	$209,268	715	$241,565
California	437	301,410	441	272,364
Colorado	256	143,807	282	155,649
West Region	1,334	654,485	1,438	669,578
Texas	1,283	451,089	1,105	400,388
Central Region	1,283	451,089	1,105	400,388
Florida	512	223,254	333	148,022
Georgia	177	59,808	128	45,841
North Carolina	323	127,748	263	116,467
South Carolina	142	49,006	143	49,921
Tennessee	93	35,525	77	28,180
East Region	1,247	495,341	944	388,431
Total	3,864	$1,600,915	3,487	$1,458,397
Homes Ordered:
Arizona	875	$288,878	800	$263,702
California	409	292,097	602	356,355
Colorado	341	186,913	276	159,073
West Region	1,625	767,888	1,678	779,130
Texas	1,575	557,059	1,407	506,415
Central Region	1,575	557,059	1,407	506,415
Florida	583	249,204	522	222,511
Georgia	257	92,834	168	55,267
North Carolina	300	116,189	293	127,707
South Carolina	168	59,326	138	48,378
Tennessee	100	38,292	82	32,013
East Region	1,408	555,845	1,203	485,876
Total	4,608	$1,880,792	4,288	$1,771,421

Order Backlog:
Arizona	560	$199,508	529	$183,480
California	290	213,761	392	237,629
Colorado	284	158,019	267	157,508
West Region	1,134	571,288	1,188	578,617
Texas	1,312	489,106	1,233	460,761
Central Region	1,312	489,106	1,233	460,761
Florida	517	222,653	442	190,943
Georgia	231	83,505	131	42,789
North Carolina	220	85,273	223	98,492
South Carolina	125	45,805	111	39,093
Tennessee	80	31,126	100	38,087
East Region	1,173	468,362	1,007	409,404
Total	3,619	$1,528,756	3,428	$1,448,782

Meritage Homes Corporation and Subsidiaries
Operating Data
(Unaudited)

	Three Months Ended June 30,
	2018		2017
	Ending	Average	Ending	Average
Active Communities:
Arizona	40	38.5	39	40.5
California	15	15.0	26	27.5
Colorado	19	18.0	10	10.0
West Region	74	71.5	75	78.0
Texas	90	93.5	92	88.5
Central Region	90	93.5	92	88.5
Florida	30	29.0	30	31.0
Georgia	20	20.5	19	18.0
North Carolina	20	20.0	20	19.0
South Carolina	11	11.5	14	14.5
Tennessee	8	7.0	7	7.5
East Region	89	88.0	90	90.0
Total	253	253.0	257	256.5

	Six Months Ended June 30,
	2018		2017
	Ending	Average	Ending	Average
Active Communities:
Arizona	40	39.0	39	40.5
California	15	17.5	26	27.0
Colorado	19	15.0	10	10.0
West Region	74	71.5	75	77.5
Texas	90	91.0	92	86.0
Central Region	90	91.0	92	86.0
Florida	30	29.0	30	28.5
Georgia	20	19.5	19	18.0
North Carolina	20	18.5	20	18.5
South Carolina	11	12.0	14	14.5
Tennessee	8	7.0	7	7.0
East Region	89	86.0	90	86.5
Total	253	248.5	257	250.0

About Meritage Homes Corporation
Meritage Homes is the seventh-largest public homebuilder in the United States, based on homes closed in 2017. Meritage builds and sells single-family homes for entry-level, move-up, and active adult buyers in markets including California, Texas, Arizona, Colorado, Florida, North Carolina, South Carolina, Tennessee and Georgia.
The Company has designed and built over 110,000 homes in its 32-year history, and has a reputation for its distinctive style, quality construction, and positive customer experience. Meritage is the industry leader in energy-efficient homebuilding and has received the U.S. Environmental Protection Agency's ENERGY STAR Partner of the Year for Sustained Excellence Award every year since 2013 for innovation and industry leadership in energy efficient homebuilding.
For more information, visit www.meritagehomes.com.
The information included in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include management's projected home closings, home closing revenue, home closing gross margin and pre-tax earnings for the full year 2018, as well as management's intentions to repurchase shares.
Such statements are based on the current beliefs and expectations of Company management, and current market conditions, which are subject to significant uncertainties and fluctuations. Actual results may differ from those set forth in the forward-looking statements. The Company makes no commitment, and disclaims any duty, to update or revise any forward-looking statements to reflect future events or changes in these expectations. Meritage's business is subject to a number of risks and uncertainties. As a result of those risks and uncertainties, the Company's stock and note prices may fluctuate dramatically. These risks and uncertainties include, but are not limited to, the following: the availability and cost of finished lots and undeveloped land; shortages in the availability and cost of labor; changes in interest rates and the availability and pricing of residential mortgages; changes in tax laws that adversely impact us or our homebuyers; inflation in the cost of materials used to develop communities and construct homes; the success of strategic initiatives; the ability of our potential buyers to sell their existing homes; cancellation rates; the adverse effect of slow absorption rates; slowing in the growth of entry-level home buyers; competition; impairments of our real estate inventory; a change to the feasibility of projects under option or contract that could result in the write-down or write-off of earnest or option deposits; our potential exposure to and impacts from natural disasters or severe weather conditions; home warranty and construction defect claims; failures in health and safety performance; our success in prevailing on contested tax positions; our ability to obtain performance and surety bonds in connection with our development work; the loss of key personnel; failure to comply with laws and regulations; our limited geographic diversification; fluctuations in quarterly operating results; our level of indebtedness; our ability to obtain financing if our credit ratings are downgraded; our ability to successfully integrate acquired companies and achieve anticipated benefits from these acquisitions; our compliance with government regulations, the effect of legislative and other governmental actions, orders, policies or initiatives that impact housing, labor availability, construction, mortgage availability, our access to capital, the cost of capital or the economy in general, or other initiatives that seek to restrain growth of new housing construction or similar measures; legislation relating to energy and climate change; the replication of our energy-efficient technologies by our competitors; our exposure to information technology failures and security breaches; negative publicity that affects our reputation; and other factors identified in documents filed by the Company with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2017 and Form

10-Q for the first quarter ended March 31, 2018 under the caption "Risk Factors," which can be found on our website at www.investors.meritagehomes.com.